UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_______________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 18, 2019 (September 12, 2019)
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EZCORP, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2500 Bee Cave Road, Bldg One, Suite 200, Rollingwood, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Class A Non-voting Common Stock, par value $.01 per share	EZPW	NASDAQ Stock Market	(NASDAQ Global Select Market)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Board Leadership Changes
On September 12, 2019 (the “Effective Date”), the sole Voting Stockholder (as defined in Item 5.07 below) of EZCORP, Inc. (the “Company”) appointed Phillip E. Cohen to serve as a director until the 2020 annual meeting of the Company’s stockholders and until his successor is elected and qualified or, if earlier, until his resignation or removal. As noted in Item 5.07 below, Mr. Cohen is the beneficial owner of 100% of the Company’s Class B Voting Common Stock. Such election was effective immediately.
Effective upon Mr. Cohen’s appointment, the Company’s Board of Directors (the “Board”) elected Mr. Cohen to serve in the position of Executive Chairman of the Board, and the Company’s prior Executive Chairman, Lachlan P. Given, resigned from that position and as a member of the Board. Mr. Given will continue to serve as an executive officer of the Company, principally responsible for the Company’s merger and acquisition and funding activities.
In addition, the Board created the position of Lead Independent Director to serve as the principal liaison between the Executive Chairman and the Chief Executive Officer and the independent directors. The independent directors selected Matthew W. Appel to serve as the Board’s Lead Independent Director. Mr. Appel has been a member of the Board since January 2015 and also serves as Chair of the Audit Committee.
Background
For over 30 years, Mr. Cohen has worked closely with the Company’s management and Board as an owner and advisor in developing and executing the Company’s vision and strategy, and he has deep knowledge and experience regarding the Company’s business and industry. With the impending retirement of Joseph L. Rotunda (effective September 30, as previously announced), management proposed to establish a more formal relationship with Mr. Cohen by having him join the Board. Considering Mr. Cohen’s extensive and unique skills and experience, as well as his historical and ongoing involvement with management and the Board on a wide variety of Company matters (including business and operating strategy, financial strategy, acquisitions and new businesses), management recommended, and the Board agreed, that upon Mr. Cohen’s appointment to the Board, he should serve as Executive Chairman of the Board.
Compensatory Arrangements
Executive Chairman — In connection with Mr. Cohen’s appointment as Executive Chairman, the Board’s Compensation Committee (the “Committee”) approved the following compensation arrangements for Mr. Cohen, after consultation with Pearl Meyer & Partners LLP (“Pearl Meyer”), the Committee’s independent compensation consultant.

•	Base salary of $1,500,000 per year.

•	Incentive opportunity of $1,500,000 per year, awarded in the form of cash-settled phantom stock units (“Units”) tied to the trading price of the Company’s Class A Non-Voting Common Stock, as follows:

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Award — At the beginning of a fiscal year (the “Performance Year”), the number of Units awarded will be determined by dividing $1,500,000 by the stock price at the close of the immediately preceding fiscal year.

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Vesting — The awarded Units will vest at the end of the Performance Year so long as the “Company Performance Gate” under the Company’s Short-Term Incentive (“STI”) Bonus Plan for the Performance Year has been achieved. The Company Performance Gate is the level of performance (generally measured in terms of Adjusted EBITDA) needed to achieve the minimum payout under the STI Plan. Even if the Company Performance Gate is achieved, the Committee in its discretion may reduce the number of Units that vest based upon the Committee’s evaluation of Mr. Cohen’s performance during the Performance Year against Key Performance Indicators (KPIs). Conversely, the Committee in its discretion may vest some or all of the Units even if the Company Performance Gate is not achieved if it determines that Mr. Cohen’s performance against the KPIs or otherwise merits special recognition.

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Payout — The vested Units will be paid out in two installments. The first installment will be paid as soon as practicable after the end of the Performance Year and will be an amount of cash equal to 50% of the vested Units multiplied by the stock price at the end of the Performance Year. The second installment will be paid out at the end of the next fiscal year and will be an amount of cash equal to 50% of the vested Units multiplied by the stock price at that time.

The base salary and incentive opportunity for fiscal 2019 will be prorated from the Effective Date for the remainder of fiscal 2019; provided that the Committee may consider an incentive opportunity of up to $750,000 for fiscal 2019 based on an assessment of Mr. Cohen’s overall performance (including Company-related activities in which Mr. Cohen has been engaged prior to the Effective Date).
Mr. Cohen will serve as Executive Chairman through September 30, 2021 (the remainder of fiscal 2019 plus two full fiscal years thereafter). That relationship will be automatically renewed for successive one-year terms unless either Mr. Cohen or the Company elects to terminate at least 60 days prior to the end of a term. Mr. Cohen will not be entitled to any severance or other payments if he or the Company elects to terminate the agreement at the end of any term. Mr. Cohen has agreed that, as a Board member, he will not participate in any Board vote regarding his position as Executive Chairman.
In its evaluation of the appropriate compensation arrangement for Mr. Cohen in the position of Executive Chairman, the Committee considered a variety of data, analyses and advice from Pearl Meyer. That data included competitive market data regarding the level and mix of executive chairman pay relative to chief executive officer pay at companies that had both positions. Pearl Meyer collected publicly reported data from similarly-sized financial services companies that reported compensation associated with an executive chairman, as well as survey data for the position of executive chairman from other similarly-sized companies. Based upon its analysis of the market data, Pearl Meyer advised the Committee that total compensation for the Executive Chairman that was at or near 50% of the total compensation for the Chief Executive Officer would yield Executive Chairman total compensation that was below the 75th percentile of the competitive marketplace, which is where the Company generally targets its executive pay.
In addition to the quantum of total compensation for Mr. Cohen in the Executive Chairman role, the Committee also considered the mix of pay (fixed vs. variable, short-term vs. long-term) and the form of payment (cash vs. equity vs. equity-linked). After studying a variety of choices, the Committee concluded that a total compensation package that was more heavily oriented toward fixed pay (compared to the market data) was appropriate given the primarily advisory nature of Mr. Cohen’s expected contributions. The Committee did believe, however, that a significant variable, performance-based component should be an essential element of Mr. Cohen’s compensation package. The Committee ultimately determined that subjective, but specifically identified, performance goals are appropriate and structured an incentive opportunity that will pay out at target level (but not in excess of target level) only if the Committee determines at the end of the fiscal year that Mr. Cohen has met or exceeded the performance expectations. The Committee also believed that, generally, Mr. Cohen should not receive an incentive bonus payout if the Company as a whole has not achieved a level of performance that would result in the minimum payout under the management STI Bonus Plan; however, it reserved the discretion to award an incentive payout to Mr. Cohen even if other management bonuses were not being paid under the STI Bonus Plan if the Committee believes Mr. Cohen’s performance was particularly noteworthy.
The Committee believed, and Pearl Meyer recommended, that Mr. Cohen’s incentive awards should be tied to stockholder value. Therefore, the Committee structured the incentive opportunity to be awarded in the form of phantom stock units that, if earned, will be paid out in cash over a two-year period, with the amount of each payout being tied to the trading price of the Company’s Class A Non-Voting Common Stock on each payout date.
Mr. Given will continue to receive a base salary of $600,000, will be eligible for an STI bonus target of 100% of base salary (reduced from 125%) and will be eligible for a Long-Term Incentive Plan (“LTIP”) award of 100% of base salary (reduced from 150%). The reductions in STI and LTIP target levels reduce Mr. Given’s total target compensation by approximately 20% and place his target levels in-line with the other direct reports to the Chief Executive Officer. These compensation adjustments were also reviewed and approved by the Committee, which considered comparative market data and analysis from Pearl Meyer.
Lead Independent Director — Upon the creation of the role of Lead Independent Director, the Board approved a supplemental annual fee of $40,000 for that position. The description of the position provides that the Lead Independent Director will also serve as Chair of the Nominating Committee, but the Lead Independent Director will not receive any additional compensation for serving as Chair of the Nominating Committee. This compensation level was recommended by the Committee, which considered comparative market data and analysis from Pearl Meyer.
The information set forth in Item 5.07 is incorporated by reference into this Item 5.02.
Item 5.07 — Submission of Matters to a Vote of Security Holders
On the Effective Date, MS Pawn Limited Partnership, which is the sole holder of the Company’s Class B Voting Common Stock (the "Voting Stockholder”), appointed Phillip E. Cohen to serve on the Company’s Board of Directors, effective immediately, until the 2020 annual meeting of stockholders and until his successor is elected and qualified or, if earlier, until his resignation or removal. Mr. Cohen is the sole owner of MS Pawn Corporation, the sole general partner of the Voting Stockholder and, as such, is the beneficial owner of 100% of the Company’s Class B Voting Common Stock.

On the Effective Date, there were 2,970,171 shares of the Company's Class B Voting Common Stock outstanding, all of which are held by MS Pawn Limited Partnership.
The information set forth in Item 5.02 is incorporated by reference into this Item 5.07.
Item 7.01 — Regulation FD Disclosure
On September 18, 2019, the Company issued a press release announcing the Board leadership changes, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 7.01 by reference.
In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K under this heading, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth in such a filing.
Item 9.01 — Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press release, dated September 18, 2019, announcing the Board of Directors leadership changes
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.

Date:	September 18, 2019	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Chief Legal Officer and Secretary